Exhibit 99 (a)
FOR RELEASE: February 19, 2008
MEDIA CONTACT: Lindsey Williams — 248-813-2528
INVESTOR CONTACT: Al VanDenBergh — 248-813-2495
DELPHI REPORTS FOURTH QUARTER AND CALENDAR YEAR 2007
FINANCIAL RESULTS
     TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today reported its fourth quarter and calendar year 2007 financial results.
     “The Delphi team has made substantial progress in transforming the Company in accordance with our previously announced transformation plan,” said Rodney O’Neal, Delphi CEO and president. “We continue our focus on emerging from Chapter 11 in a challenging environment.”
Fourth Quarter 2007 Financial Results
In the fourth quarter of 2007, Delphi determined that its Interiors and Closures business and its Steering business are discontinued operations for purposes of financial reporting. Included in Delphi’s 2007 results is a loss of $582 million related to discontinued operations. Prior periods have been adjusted to account for these divestitures as discontinued operations.
•	Revenue of $5.3 billion, down from $5.5 billion in Q4 2006.
◦	Non-GM revenue for the quarter was $3.5 billion or 65 percent of revenue, as compared to $3.3 billion or 60 percent of revenue in Q4 2006.
•	Net loss for the quarter was $542 million, compared to Q4 2006 net loss of $853 million.
◦	Q4 2007 net loss includes:
▪	A charge of $595 million to write down the assets of the discontinued operations businesses based on expected proceeds;
▪	A tax benefit of $703 million in continuing operations related to gains in other comprehensive income (a component of stockholders’ equity) attributable to a reduction in employee benefit liabilities.
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Calendar Year 2007 Financial Results
•	Revenue of $22.3 billion, down from $22.7 billion in 2006.
◦	Non-GM revenue of $14.0 billion, up 4 percent from $13.4 billion in 2006 (due primarily to the effects of foreign exchange rates). For the year, 63 percent of revenues came from customers other than GM. In 2007, revenues from GM declined $1.0 billion or 11 percent year-over-year.
•	Loss from continuing operations for the year of $2.3 billion, compared to 2006 net loss from continuing operations of $5.1 billion.
◦	2007 loss from continuing operations before tax includes:
▪	Employee workforce transition program charges of $212 million;
▪	Long-lived asset impairment charges of $98 million;
▪	A charge of $343 million related to the settlement of Securities and ERISA litigation;
▪	Restructuring charges of $540 million;
▪	Interest on certain prepetition claims of $411 million.
◦	2006 loss from continuing operations before tax includes:
▪	Employee workforce transition program charges of $2.7 billion;
▪	Long-lived asset impairment charges of $172 million;
▪	Restructuring charges of $269 million.
•	Net loss for the year of $3.1 billion, compared to net loss of $5.5 billion for 2006.
◦	2007 and 2006 results include impact of $757 million and $326 million, respectively, in losses from discontinued operations (including a 2007 charge of $595 million for the write down of assets);
◦	2007 results also include recognition of a tax benefit of $703 million in continuing operations related to gains in other comprehensive income attributable to a reduction in employee benefit liabilities.
•	Cash flow used in operating activities was $289 million for 2007. Delphi had $1.0 billion of cash and cash equivalents and $1.2 billion of debt capacity under the refinanced DIP credit facility at Dec. 31, 2007.
•	In 2007, Delphi contributed $209 million to its U.S. pension plans, representing the portion of the pension contribution attributable to services rendered by employees. Delphi’s U.S. under-funded pension plan status as of Dec. 31, 2007 was $3.3 billion.
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     The above financial performance information is summary in nature and should be read in conjunction with the complete financial statements and the related notes together with management’s discussion and analysis contained in the company’s Annual Report on Form 10-K to be filed today with the U.S. Securities and Exchange Commission. Delphi’s Form 10-K will be posted on the company’s website at www.delphi.com under the Investor Relations section.
     Information on Delphi’s U.S. Chapter 11 business reorganization filing is available at www.delphidocket.com.
Forward-Looking Statements
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to consummate its Amended Plan which was confirmed by the Court on January 25, 2008; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Plan of Reorganization and Transformation Plan”) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the risk factors in Part I. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities.
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